May 11, 2020

The Audit Committee of the Board of Directors
LE GP, LLC
8111 Westchester Drive, Suite 600
Dallas, Texas 75225

Dear Directors:
We are providing this letter solely for inclusion as an exhibit to Energy Transfer LP’s (the “Partnership”) Form 10-Q filing pursuant to Item 601 of Regulation S-K.
As stated in Note 1 to the unaudited condensed consolidated financial statements included in the Partnership’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, the Partnership changed its accounting for certain barrels of crude oil that were previously accounted for as inventory, which resulted in a reclassification of amounts attributable to certain pipeline linefill and tank bottoms inventory from inventory (included in current assets) to non-current assets. Note 1 also states management’s belief that the newly adopted accounting principle is preferable in the circumstances because it more closely aligns the accounting policies across the consolidated entity and it better represents the economic results of the Partnership’s crude oil acquisition and marketing business by reducing volatility resulting from market price adjustments to crude oil barrels that are not expected to be sold or liquidated in the near term.
With regard to the aforementioned accounting change, it should be understood that authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method and, in expressing our concurrence below, we have relied on management’s business planning and judgment and on management’s determination that this change in accounting principle is preferable.
Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form 10-Q, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that the newly adopted method of accounting is preferable in the Partnership’s circumstances.
We have not audited the application of the aforementioned accounting change to the financial statements included in Part I of the Partnership’s Form 10-Q. We also have not audited any consolidated financial statements of the Partnership as of any date or for any period subsequent to December 31, 2019. Accordingly, we do not express an opinion on whether the accounting for the change in accounting principle has been properly applied or whether the aforementioned financial statements are fairly presented in conformity with accounting principles generally accepted in the United States of America.

Sincerely,
/s/ GRANT THORNTON LLP
Dallas, Texas